Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Wade Hundley President	Steve Capp CFO	Chris Plant Lewis Fanger Investor Relations

PINNACLE ENTERTAINMENT REPORTS STRONG THIRD QUARTER 2006 RESULTS

LAS VEGAS, November 6, 2006 – Pinnacle Entertainment, Inc. (NYSE: PNK) today reported strong financial results for the third quarter and nine months ended September 30, 2006.

Revenues for the third quarter of 2006 were $236.7 million, an increase of 35.7% from $174.4 million in last year’s quarter. Adjusted EBITDA(1) rose 160% to $54.0 million in the current period from $20.8 million. Adjusted EBITDA margin was approximately 22.8%. The quarterly results include solid business levels at L’Auberge du Lac, continued strong performance at Boomtown New Orleans and continued margin improvement at Boomtown Bossier City. The 2006 results were strong, but the year-over-year comparisons are augmented by the effects of Hurricanes Katrina and Rita in 2005 and start-up costs associated with L’Auberge du Lac’s May 2005 opening.

On a GAAP (‘Generally Accepted Accounting Principles’) basis, the Company reported net income of $22.4 million, or $0.45 per share, versus the prior-year net income of $5.0 million, or $0.12 per share. GAAP net income in the 2006 quarter benefited from asset sale gains included in discontinued operations, while GAAP net income in the prior year quarter was boosted by a $14.9 million income tax benefit.

“We are pleased with our Company’s performance in the third quarter,” said Daniel R. Lee, Pinnacle’s Chairman and Chief Executive Officer. “L’Auberge’s adjusted EBITDA was $19.8 million, bringing us to $55.0 million for the nine-month period. Belterra achieved record adjusted EBITDA and Boomtown New Orleans continues to do well, as the New Orleans area continues to be rebuilt. We look forward to the additional benefit that the hotel expansion projects at these three properties will provide when they open in late 2007 and early 2008.

“We also continue to lay the framework for Pinnacle’s extended growth,” Mr. Lee continued. “Construction continues apace on both our projects in St. Louis. Local approval for our Sugarcane Bay project in Lake Charles, Louisiana, is on the November 7 ballot. We recently submitted plans to the Louisiana Gaming Control Board for a new casino in Baton Rouge. We have also passed the ‘overbid period’ in our agreement to purchase The Sands/Traymore site in Atlantic City. In sum, our development pipeline positions us well for at least the next five years.”

Nine-Month Results

Revenues for the nine months ended September 30, 2006 increased 58.5% to $699.7 million from $441.4 million for the 2005 period, reflecting the May 2005 opening of L’Auberge du Lac and the adverse effect to 2005 results from the hurricanes. Adjusted EBITDA rose 135% to $168.0 million from $71.6 million in the prior-year nine-month period.

On a GAAP basis, net income for the first nine months of 2006 was $81.9 million, or $1.67 per diluted share, compared to a net loss of $1.4 million, or $0.03 per diluted share, for the nine months ended September 30, 2005. The recent nine-month period’s GAAP net income includes merger termination proceeds from the Company’s proposed agreement to purchase Aztar Corporation and asset sale gains, while the net loss in the 2005 nine-month period was narrowed by a sizable income tax benefit recorded in the third quarter.

Recent Developments:

•	In September 2006, Pinnacle signed an agreement to purchase the entities that own The Sands Hotel and Casino and Traymore sites in Atlantic City, New Jersey from entities affiliated with financier Carl Icahn for approximately $250 million, plus an additional $20 million for certain tax-related benefits and additional real estate. Together, the land being acquired comprises approximately 18 contiguous acres at the heart of Atlantic City, with extensive frontage along The Boardwalk, Pacific Avenue and Brighton Park. Pinnacle plans to design and build an entirely new casino hotel on the site, which is intended to be among the largest and most spectacular resorts in the region. Design and construction of such casino resort is expected to require four to five years. The agreement included a time period, which expired on October 18, wherein the seller of The Sands could terminate the agreement in connection with higher offers.

•	In September 2006, Pinnacle broke ground on its $45 million hotel tower expansion at L’Auberge du Lac in Lake Charles, Louisiana. The new tower will feature expanded retail space, a VIP lobby and lounge, and an additional 250 rooms or suites, bringing the total number of guestrooms at the property to approximately 1,000. It is expected to be complete by the end of 2007.

•	In October 2006, Pinnacle reached a settlement agreement with President Casinos, Inc. and related parties to complete the purchase by Pinnacle of the bankrupt President Casino in St. Louis. If approved by the bankruptcy court and the Missouri Gaming Commission, Pinnacle will pay $31.5 million to the bankruptcy estate and receive a distribution of approximately $52 million in respect of the approximately $62 million of allowed claims that Pinnacle acquired in a tender offer process in August and September. Pinnacle may receive up to another $5 million in payments at a later date and has agreed to waive $5 million in claims. On that basis, and before any later recoveries, Pinnacle effectively will have paid approximately $41.5 million for the President Casino in St. Louis and certain related assets.

•	At Pinnacle’s construction site in downtown St. Louis, concrete forms are being installed for the sixth level. As noted, the project is scheduled to open in the second half of 2007, subject to licensing by the Missouri Gaming Commission, and will include a casino with approximately 2,000 slot machines and 40 table games, a spa, several restaurants and 12,000 square feet of meeting and convention space.

•

At River City, Pinnacle’s $375 million casino project in south St. Louis County, site clearing and demolition are complete. Environmental remediation is underway and is expected to be substantially complete by the end of the year. Foundation work is expected to begin in December. As noted, the project is scheduled to open in the second half of 2008, subject to licensing by the Missouri Gaming Commission, and will include a casino with approximately 3,000 slot machines and 60 table games, a 100-room hotel, full-service spa, restaurants, a boutique bowling alley, a multiplex movie theatre, an indoor ice rink, a public park with athletic fields and a hatch-shell music and entertainment venue. Artists’ renderings of the Company’s St. Louis projects and pictures of the work in progress are accessible via the Company’s corporate website at www.pnkinc.com.

•	The Company anticipates completing its acquisition of the Harrah’s Lake Charles gaming assets and related licenses in mid-November. Completion of the transaction received Louisiana regulatory approval in August. A local-option referendum is scheduled to be held on November 7 which would permit construction of a new $350 million casino hotel, Sugarcane Bay, adjacent to the Company’s L’Auberge du Lac facility rather than reopening the Harrah’s facility. The Company intends to acquire the Harrah’s assets irrespective of the outcome of the local referendum.

•	The Company also recently purchased approximately 54 acres of land in Baton Rouge, Louisiana, and informed the Louisiana Gaming Control Board of its intent to construct a casino on the site, subject to a local-option referendum and Louisiana regulatory approval.

•	The Company is scheduled to present its Philadelphia project plans to the Pennsylvania Gaming Control Board in November. Pinnacle is one of five companies vying for two licenses expected to be issued in Philadelphia. Artists’ renderings and an overview of the proposal, which would initially include a 3,000-slot casino, a multiplex movie theater, and multiple dining and entertainment options, are accessible at www.pnkinphilly.com.

•	In October 2006, Pinnacle executed an amendment to its credit facility. The amendment becomes effective upon completion of the Sands transaction and receipt of final regulatory approvals. Among other things, the amendment improves overall financing flexibility, particularly in relation to Pinnacle’s agreement to acquire the entities that own The Sands and Traymore sites in Atlantic City. The Company also anticipates increasing the credit facility by $250 million to $1 billion concurrently with the closing of the Sands transaction.

Property Highlights

L’Auberge du Lac

L’Auberge du Lac continues to build its customer database while managing expenses. In the 2006 third quarter, revenues and adjusted EBITDA at L’Auberge were $79.2 million and $19.8 million, respectively. In the prior-year period, revenues were $51.5 million and adjusted EBITDA was approximately breakeven, reflecting the impact of early startup costs and Hurricane Rita.

Boomtown New Orleans

Boomtown New Orleans continues to benefit from the ongoing rebuilding effort in the area and the limited operations of the casinos that have reopened along the Mississippi Gulf Coast following Hurricane Katrina. Revenues for the third quarter of 2006 were $46.2 million. These results were 137% higher than last year’s period, which was affected by the temporary hurricane-related closure of the property. Adjusted EBITDA was $17.2 million, up substantially from last year’s $3.0 million. Sequentially, adjusted EBITDA of $17.2 million in the most recent quarter compared to $21.7 million in the 2006 second quarter and $29.7 million in the 2006 first quarter. Pinnacle expects operating results and margins to moderate further as competing Mississippi Gulf Coast casino facilities continue to reopen or expand operations. Nevertheless, the Company also expects that results will remain well above pre-hurricane levels due to regional demographic shifts.

Belterra Casino Resort

Revenues at Belterra Casino Resort of $47.4 million compared to $45.1 million in the 2005 third quarter. Adjusted EBITDA reached a record $11.7 million in the recent quarter, a modest increase over $11.3 million in the prior-year period. The Company continues to prepare the Belterra site for its announced hotel expansion tower. The $45 million expansion tower will add 250 guestrooms, increasing the total guestroom count to approximately 850. A new highway, significantly improving access to Belterra, is expected to open in the fourth quarter.

Boomtown Bossier City

Boomtown Bossier City benefited from a 3.8% increase in revenue and continued operating efficiency. Adjusted EBITDA increased to $5.6 million from $4.8 million in the prior-year period. Revenues for the 2006 third quarter rose to $24.6 million from $23.7 million last year.

Boomtown Reno

Revenues were essentially flat at $27.7 million in the 2006 third quarter versus $27.6 million last year, with an increase in fuel sales offsetting a decrease in casino revenues. Adjusted EBITDA was approximately $3.7 million versus $5.3 million in the prior year, as the margins on fuel sales are lower than the margins on casino revenues. Construction is expected to begin shortly on a new Cabela’s store to be located on land next to Boomtown Reno.

International

The International segment includes the financial results for The Casino at Emerald Bay, Pinnacle’s casino in the Bahamas that opened in May 2006, and Casino Magic Argentina, which consists of several relatively small casino operations. Revenues for the 2006 third quarter rose 45.2% to $8.0 million from $5.5 million in last year’s quarter, due primarily to the July 2005 opening of a larger replacement casino in the city of Neuquen, Argentina and the May 2006 opening of The Casino at Emerald Bay. Adjusted EBITDA increased 38.9% to $2.5 million versus $1.8 million in the 2005 period.

Other Items

Biloxi Insurance Matters. On April 11, the Company filed a $346.5 million insurance claim for its losses associated with Hurricane Katrina at Casino Magic Biloxi. To date, Pinnacle has received a total of $100 million in advances towards resolution of its insurance claim, including $15 million received and recorded in October.

In August 2006, Pinnacle filed suit against three of its excess insurance carriers. The suit relates to the loss incurred by Pinnacle as a result of Hurricane Katrina at its Casino Magic property in Biloxi, Mississippi. Collectively, the three insurers provide $300 million of coverage, in excess of $100 million of coverage provided to Pinnacle by other insurers. In total, Pinnacle’s policies applicable to the Hurricane Katrina loss provide an aggregate of up to $400 million of coverage for loss caused by a Weather Catastrophe Occurrence (as defined by the policies) and up to $100 million of inclusive coverage for loss caused by a Flood Occurrence (as defined by the policies). The three insurers are Allianz Global Risks US Insurance Company, Arch Specialty Insurance Company and RSUI Indemnity Company. The suit alleges, among other things, that such insurers have improperly asserted that Pinnacle’s losses were due to a Flood Occurrence as opposed to a Weather Catastrophe Occurrence; that, after the close of the proposed sale of certain Casino Magic Biloxi assets to Harrah’s Entertainment, Inc., Pinnacle is not covered for any continued business interruption loss; and that Pinnacle is not entitled to designate its St. Louis County project as a replacement for Casino Magic Biloxi under the policies. The Company strongly disagrees with such assertions and intends to pursue its insurance claim vigorously. Nevertheless, the Company anticipates that full resolution of its insurance claim and related litigation will be protracted.

New Orleans Insurance Matters. In the 2006 second quarter, the Company filed insurance claims of approximately $11 million for its business interruption and property losses associated with Hurricane

Katrina at Boomtown New Orleans. A deductible of approximately $5 million would likely apply against this claim amount.

Corporate Expenses. Excluding the corporate portion of the non-cash stock-based compensation charge of $1.0 million, corporate costs for the third quarter of 2006 were $7.3 million. For the prior-year period, corporate costs were $5.8 million. The Company expects to continue to hire additional corporate staff in support of its expanding operations.

Pre-opening and Development Costs. During the quarter, the Company incurred pre-opening and development costs of $7.0 million, including $2.7 million related to the St. Louis projects, $2.1 million for the Sands acquisition and $1.2 million related to the Sugarcane Bay project. The 2005 quarter included $2.3 million of such costs, primarily related to the St. Louis projects.

Tax Matters. In the 2005 third quarter, the Company reversed a valuation allowance of $9.8 million related to the utilization of net operating loss carry-forwards for Indiana state income tax purposes. Such benefit is reflected in the income tax provision for the 2005 third quarter, and had no cash impact on the Company’s results or financial condition.

Discontinued Operations. The Company completed the sale of its leasehold interest and related receivables in the Hollywood Park Casino card club in July for net cash proceeds of approximately $24.2 million plus the cancellation of Pinnacle’s lease obligation. The sale of the Hollywood Park Casino assets resulted in a pre-tax book gain of approximately $16.5 million, which is reflected in discontinued operations in the 2006 third quarter. Also included in discontinued operations are the results of Casino Magic Biloxi, as the Company has agreed to sell the Casino Magic Biloxi site.

Liquidity. The Company had approximately $308 million in cash, cash equivalents and restricted cash at September 30, 2006. Approximately $220 million of this balance will be used to complete the purchase of The Sands/Traymore site, in addition to the $50 million already in escrow. Of the Company’s $750 million bank credit facility, approximately $484 million remained unutilized as of September 30, 2006. This amount does not include the $250 million increase in the Company’s credit facility which is expected to become effective upon closing of The Sands/Traymore site purchase.

Community Contribution

Pinnacle pays significant taxes in the communities in which it operates. During the first nine months of 2006, Pinnacle paid or accrued $168.6 million in gaming taxes, $12.1 million in payroll taxes, $10.1 million in property taxes, and $3.8 million in sales taxes. Setting aside income taxes, Pinnacle paid or accrued $194.6 million for taxes to state and local authorities in the first nine months of 2006.

Investor Conference Call

Pinnacle will hold a conference call for investors today, November 6, 2006, at 11:00 a.m. EST (8:00 a.m. PST) to discuss its 2006 third quarter financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com. To listen to the live broadcast online, please go to the website at least 15 minutes before the call to register and download any needed audio software.

A replay of the conference call will be available shortly after the conclusion of the call through November 13, 2006 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 1173767. The conference call will also be available for replay at www.pnkinc.com.

Non-GAAP Financial Measures

(1) Adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) are non-GAAP measurements. The Company defines adjusted EBITDA as earnings before interest expense and income, provision for income taxes, depreciation, amortization, net merger termination proceeds, gain on sale of equity securities, loss on early extinguishment of debt, discontinued operations, pre-opening and development costs and share-based compensation; and defines adjusted EBITDA margin as adjusted EBITDA divided by revenues (adjusted EBITDA, and adjusted EBITDA margin are collectively referred to as the ‘Adjusted EBITDA Measures’). The Company defines adjusted net income (loss) as net income (loss) before discontinued operations, pre-opening and development costs, net merger termination proceeds, share-based compensation and loss on early extinguishment of debt. Adjusted EBITDA and adjusted net income (loss) are not measures of financial performance under the promulgations of the accounting profession known as GAAP.

Management uses the Adjusted EBITDA Measures to analyze the performance of the Company’s business segments. The Adjusted EBITDA Measures are relevant in evaluating large, long-lived hotel casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges, financing costs and other non-routine costs of such projects. Management eliminates the results from discontinued operations as they are discontinued and also eliminates merger termination proceeds due to their non-recurring nature. Additionally, management believes some investors consider the Adjusted EBITDA Measures to be useful measures in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes, capital expenditures and other non-routine costs. Certain of the Adjusted EBITDA Measures, subject to certain adjustments, are also measures used in debt covenants in the Company’s debt agreements.

Unlike net income, the Adjusted EBITDA Measures do not include depreciation or interest expense and therefore do not reflect past, current or future capital expenditures or the cost of capital. Management uses Adjusted EBITDA Measures as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations. Such GAAP measurements include operating income (loss), net income (loss), cash flow from operations and cash flow data.

The Adjusted EBITDA Measures and adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be appropriate measures of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of adjusted EBITDA to operating income and net income (loss) and for a reconciliation of GAAP net income (loss) to adjusted net income (loss).

Adjusted net income (loss) is presented solely as a supplemental disclosure as this is how the Company reviews and analyzes the performance of its core operating business, excluding the effects of the non-routine items listed above. For many of the same reasons mentioned above relating to the Adjusted EBITDA Measures, management believes adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors which do not impact decisions affecting its operating casino properties, such as sales of surplus land or costs associated with the Company’s development activities. Adjusted net income (loss) does not include the costs of the Company’s development activities, asset sale gains or the costs of its refinancing activities, but the Company compensates for these limitations by using adjusted net income (loss) as only one analytic tool, together with GAAP measurements such as net income (loss) and operating income (loss), to assist in evaluating the performance of its business. Additionally, management believes adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance in the gaming industry and principal bases for the valuation of gaming companies.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Louisiana, Indiana, Argentina and the Bahamas, owns a hotel in Missouri, and owns a casino site and has significant insurance claims related to a hurricane-damaged casino previously operated in Biloxi, Mississippi. Pinnacle also has two casino development projects under construction in the St. Louis, Missouri area, which are dependent upon final approval by the Missouri Gaming Commission. Pinnacle recently agreed to purchase a casino site at the heart of the famed Boardwalk in Atlantic City.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future growth, construction projects, new development opportunities, and pending acquisitions and divestitures, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) failure to gain bankruptcy court or Missouri Gaming Commission approval of the Company’s reorganization plan in the President Casinos bankruptcy court proceeding; (b) uncertainty as to the final amount of any distribution to creditors in the President Casinos’

bankruptcy proceeding; (c) the risk that Pinnacle’s proposed transactions with Harrah’s and/or the purchase of the Sands/Traymore entities are not consummated; (d) the risk that the local referendum to approve the location of Sugarcane Bay does not pass; (e) many construction-related factors could prevent the Company from completing its construction and development projects within budget and on time; (f) because the Company has considerable leverage, future cash flows may not be sufficient to meet its financial obligations and the Company might have difficulty obtaining additional financing; (g) the risk that the proposed St. Louis and Sugarcane Bay projects, proposed expansions to the existing facilities, proposed acquisitions, potential redevelopment of the Sands Atlantic City site, and other capital intensive projects could strain the Company’s financial resources and the risk that such projects and new developments might not provide for a sufficient return, if any; (h) the results of the damage from Hurricanes Katrina and Rita, and insurance proceeds available to the Company, including the impact to communities surrounding the Company’s affected properties and issues that could arise with respect to our insurance policies that could reduce or significantly delay the receipt of insurance proceeds; (i) the decisions of the Company’s competitors to rebuild or reopen their facilities along the Gulf Coast and in the Lake Charles market could create additional competition in those markets and thus make future operating results at our properties less predictable; (j) L’Auberge du Lac may not achieve its forecasted financial results; and (k) other risks, including those as may be detailed from time to time in Pinnacle Entertainment’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

(—financial tables follow—)

Pinnacle Entertainment, Inc.

Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenues:
Gaming	$199,000	$141,616	$599,043	$369,277
Food and beverage	12,540	11,199	34,973	26,113
Truck stop and service station	9,628	9,354	23,643	21,212
Hotel and recreational vehicle park	9,286	7,480	23,884	14,256
Other operating income	6,275	4,761	18,156	10,588

	236,729	174,410	699,699	441,446

Expenses and Other Costs:
Gaming	111,437	92,223	333,702	224,916
Food and beverage	11,592	11,784	32,966	25,741
Truck stop and service station	9,139	8,885	22,360	20,009
Hotel and recreational vehicle park	4,117	3,866	11,126	7,130
General and administrative	44,764	33,775	127,813	84,700
Depreciation and amortization	17,341	16,329	50,710	38,339
Other operating expenses	3,001	3,107	7,639	7,384
Pre-opening and development costs	6,963	2,322	18,003	26,289

	208,354	172,291	604,319	434,508

Operating income	28,375	2,119	95,380	6,938
Merger termination proceeds, net of expenses	0	0	44,821	0
Other non-operating income	5,551	725	11,519	2,663
Interest expense, net of capitalized interest	(13,055)	(14,096)	(40,740)	(34,719)
Loss on early extinguishment of debt	0	67	0	(1,352)

Income (loss) from continuing operations before income taxes	20,871	(11,185)	110,980	(26,470)
Income tax (expense) benefit	(8,284)	14,943	(44,272)	19,671

Income (loss) from continuing operations	12,587	3,758	66,708	(6,799)
Income from discontinued operations, net of taxes	9,805	1,284	15,165	5,432

Net income (loss)	$22,392	$5,042	$81,873	($1,367)

Income (loss) per common share – basic
Income (loss) from continuing operations	$0.26	$0.09	$1.40	($0.17)
Income from discontinued operations, net of taxes	$0.21	$0.03	$0.32	$0.14

Net income (loss) per common share—basic	$0.47	$0.12	$1.72	($0.03)

Income (loss) per common share – diluted
Income (loss) from continuing operations	$0.25	$0.09	$1.36	($0.17)
Income from discontinued operations, net of taxes	$0.20	$0.03	$0.31	$0.14

Net income (loss) per common share—diluted	$0.45	$0.12	$1.67	($0.03)

Number of shares—basic	48,022	40,812	47,464	40,617
Number of shares—diluted	49,481	43,440	49,033	40,617

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	September 30, 2006	December 31, 2005
Assets
Cash, cash equivalents and restricted cash	$307,936	$156,470
Other assets (a)	315,635	198,089
Property and equipment, net	917,934	890,318

Total assets	$1,541,505	$1,244,877

Liabilities and Stockholders’ Equity
Liabilities (b)	$208,800	$159,390
Long-term debt	637,387	657,673

Total liabilities	846,187	817,063
Stockholders’ equity	695,318	427,814

Total liabilities and stockholders’ equity	$1,541,505	$1,244,877

(a)	Balance at September 30, 2006 includes President Casino bonds of $61,762, escrow funds of $50,000 for the proposed purchase of The Sands and Traymore sites, escrow funds of $21,769 in connection with the sale of the Hollywood Park Casino and assets held for sale of $45,000. Balance at December 31, 2005 includes insurance receivables (net of insurance receipts) and assets held for sale of $49,547 and $22,469, respectively.

(b)	Balance at December 31, 2005 includes liabilities associated with assets held for sale of $10,526.

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA

(in thousands, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenues
Boomtown New Orleans	$46,221	$19,532	$161,460	$78,140
L’Auberge du Lac	79,174	51,492	236,440	80,940
Belterra Casino Resort	47,397	45,102	130,654	127,348
Boomtown Bossier City	24,643	23,736	73,980	71,969
Boomtown Reno	27,739	27,564	67,137	67,073
International	8,043	5,541	20,943	14,533
Embassy Suites & Other	3,512	1,443	9,085	1,443

Total Revenues	$236,729	$174,410	$699,699	$441,446

Adjusted EBITDA (a)
Boomtown New Orleans	$17,183	$2,957	$68,574	$20,405
L’Auberge du Lac	19,822	(210)	55,013	7,651
Belterra Casino Resort	11,685	11,329	30,850	30,720
Boomtown Bossier City	5,639	4,848	19,192	15,111
Boomtown Reno	3,704	5,295	6,087	8,506
International	2,469	1,777	7,194	5,748
Embassy Suites & Other	775	553	1,481	585
Corporate	(7,278)	(5,779)	(20,382)	(17,160)

Adjusted EBITDA	$53,999	$20,770	$168,009	$71,566

Adjusted EBITDA to Net Income (Loss) Reconciliation
Adjusted EBITDA	$53,999	$20,770	$168,009	$71,566
Pre-opening and development costs	(6,963)	(2,322)	(18,003)	(26,289)
Non-cash share-based compensation	(1,320)	0	(3,916)	0
Depreciation and amortization	(17,341)	(16,329)	(50,710)	(38,339)
Other non-operating income (b)	5,551	725	11,519	2,663
Interest expense, net of capitalized interest	(13,055)	(14,096)	(40,740)	(34,719)
Merger termination proceeds, net of expenses	0	0	44,821	0
Loss on early extinguishment of debt	0	67	0	(1,352)
Income tax (expense) benefit	(8,284)	14,943	(44,272)	19,671
Income from discontinued operations, net of taxes	9,805	1,284	15,165	5,432

Net income (loss)	$22,392	$5,042	$81,873	($1,367)

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA and see the by-property reconciliation of adjusted EBITDA to operating income below.

(b)	Includes interest income in each period and a gain on sale of equity securities of $1,803 in the three and nine months ended September 30, 2006.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(in thousands, unaudited)

	Operating Income (Loss) (a)	Depreciation, Amortization and Share-Based Compensation (b)	Non-Routine Items	Adjusted EBITDA(c)
Three months ended September 30, 2006
Boomtown New Orleans	$15,054	$2,129	$0	$17,183
L’Auberge du Lac	13,328	6,494	0	19,822
Belterra Casino Resort	7,989	3,696	0	11,685
Boomtown Bossier City	3,483	2,156	0	5,639
Boomtown Reno	2,050	1,654	0	3,704
International	1,675	794	0	2,469
Embassy Suites & Other	322	453	0	775
Corporate	(8,563)	1,285	0	(7,278)
Non-routine items (d)	(6,963)	0	6,963	0

	$28,375	$18,661	$6,963	$53,999

Three months ended September 30, 2005
Boomtown New Orleans	$1,282	$1,675	$0	$2,957
L’Auberge du Lac	(6,132)	5,922	0	(210)
Belterra Casino Resort	6,600	4,729	0	11,329
Boomtown Bossier City	3,057	1,791	0	4,848
Boomtown Reno	3,720	1,575	0	5,295
International	1,491	286	0	1,777
Embassy Suites & Other	402	151	0	553
Corporate	(5,979)	200	0	(5,779)
Non-routine items (d)	(2,322)	0	2,322	0

	$2,119	$16,329	$2,322	$20,770

Nine months ended September 30, 2006
Boomtown New Orleans	$62,370	$6,204	$0	$68,574
L’Auberge du Lac	35,818	19,195	0	55,013
Belterra Casino Resort	19,912	10,938	0	30,850
Boomtown Bossier City	13,003	6,189	0	19,192
Boomtown Reno	1,247	4,840	0	6,087
International	5,178	2,016	0	7,194
Embassy Suites & Other	122	1,359	0	1,481
Corporate	(24,267)	3,885	0	(20,382)
Non-routine items (d)	(18,003)	0	18,003	0

	$95,380	$54,626	$18,003	$168,009

Nine months ended September 30, 2005
Boomtown New Orleans	$15,288	$5,117	$0	$20,405
L’Auberge du Lac	(79)	7,730	0	7,651
Belterra Casino Resort	16,680	14,040	0	30,720
Boomtown Bossier City	9,812	5,299	0	15,111
Boomtown Reno	3,735	4,771	0	8,506
International	5,105	643	0	5,748
Embassy Suites & Other	434	151	0	585
Corporate	(17,748)	588	0	(17,160)
Non-routine items (d)	(26,289)	0	26,289	0

	$6,938	$38,339	$26,289	$71,566

(a)	Represents property-level operating income, which does not include pre-opening and development costs accumulated in non-routine items (see note (d) below).

(b)	The 2006 three and nine-month periods include $1.3 million and $4.0 million, respectively, in non-cash share-based compensation allocated to the various locations pursuant to the adoption of SFAS 123R on January 1, 2006.

(c)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA.

(d)	Includes pre-opening and development costs. See “Adjusted EBITDA to Net Income (Loss) Reconciliation” on the prior page.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)

(in thousands, except per share data, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Adjusted net income (loss) (a)
Net income (loss)	$22,392	$5,042	$81,873	($1,367)
Pre-opening and development costs	4,199	1,257	10,821	16,493
Non-cash share-based compensation and other (b)	(200)	0	1,384	0
Merger termination proceeds, net of expenses	0	0	(26,941)	0
Loss on early extinguishment of debt	0	(36)	0	848
Tax matters	0	(9,807)	0	(9,807)
Income from discontinued operations, net of taxes	(9,805)	(1,284)	(15,165)	(5,432)

Adjusted net income (loss)	$16,586	($4,828)	$51,972	$735

Adjusted per common share – diluted
Net income (loss)	$0.45	$0.12	$1.67	($0.03)
Pre-opening and development costs	0.09	0.03	0.22	0.39
Non-cash share-based compensation and other (b)	0.00	0.00	0.03	0.00
Merger termination proceeds, net of expenses	0.00	0.00	(0.55)	0.00
Loss on early extinguishment of debt	0.00	0.00	0.00	0.02
Tax matters	0.00	(0.24)	0.00	(0.23)
Income from discontinued operations, net of taxes	(0.20)	(0.03)	(0.31)	(0.13)

Adjusted net income (loss) per common share – diluted	$0.34	($0.12)	$1.06	$0.02

Number of shares – diluted (c)	49,481	40,812	49,033	42,777

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted net income (loss).

(b)	In addition to share-based compensation charges, includes the gain on sale of equity securities.

(c)	For the nine months ended September 30, 2005, the diluted effect of in-the-money stock options has been included as the Company had adjusted net income.

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